Exhibit 99.1

News Release	Contact: Jennifer Rogerson (808) 334-9455 investorrelations@cyanotech.com

Cyanotech Reports Financial Results for the Fourth Quarter and Fiscal Year 2025

KAILUA KONA, Hawaii (June 20, 2025) — Cyanotech Corporation (OTCQB Market: CYAN), a world leader in microalgae-based, high-value nutrition and health dietary supplement products, announced financial results for the fourth quarter and fiscal year 2025, ended March 31, 2025.

Commenting on the fiscal year results (changes shown vs. fiscal 2024), Cyanotech’s President and Chief Executive Officer, Matthew K. Custer, said:

“Fiscal 2025 was a year of meaningful progress for Cyanotech. Revenue grew 5%, gross margin improved by nearly 3 points and we reduced our operating loss by almost 45%.”

“Looking ahead, we remain cautious. Economic uncertainty, shifting demand and potential new tariffs could impact costs and global markets. We are focused on staying flexible, managing expenses and strengthening our customer relationships to navigate these challenges.”

“While I am proud of this year’s progress, we know there is more to do. Our priority continues to be driving awareness of our naturally farmed microalgae from our farm in Kona, Hawaii.”

Fiscal Year 2025

Cyanotech reported net sales of $24,215,000 for fiscal 2025 compared to $23,071,000 in fiscal 2024, an increase of 5.0%. Gross profit was $6,876,000, with a gross profit margin of 28.4%, compared to gross profit of $5,945,000 and gross profit margin of 25.8%. The operating loss was $2,508,000 compared to an operating loss of $4,592,000.

Net loss was $3,203,000 or $0.45 loss per share, compared to net loss of $5,267,000 or $0.81 earnings per share.

Fourth Quarter Fiscal 2025

Cyanotech reported net sales of $6,300,000 for the fourth quarter of fiscal year 2025 compared to $5,970,000 in the fourth quarter of fiscal 2024, an increase of 5.5%. Gross profit was $1,742,000 with a gross profit margin of 27.7%, compared to gross profit of $675,000 and gross profit margin of 11.3% in the fourth quarter of fiscal 2024. Operating loss was $442,000 compared to operating loss of $1,903,000 in the fourth quarter of fiscal 2024. Net loss was $627,000, or $0.09 loss per share, compared to net loss of $2,081,000, or $0.30 loss per share in the fourth quarter of fiscal 2024.

73-4460 Queen Kaahumanu Highway, #102 ~ Kailua-Kona, Hawaii 96740

(808) 326-1353 fax (808) 329-3597 ~ www.cyanotech.com

Please review the Company’s Form 10-K for the period ended March 31, 2025 for more detailed information.

— Cyanotech will host a broadcast at 8:00 PM ET on Monday, June 23, 2025, to respond to questions about its operating results and other topics of interest. Interested parties are asked to submit questions to questions@cyanotech.com before 12 p.m. ET on Monday, June 23, 2025. The Company will respond only to relevant questions relating to the Company’s fourth quarter and fiscal 2025 financial performance and will not be accepting any questions or comments during the broadcast.

To join the broadcast, please browse http://cyanotech.com/meet approximately five minutes prior to the start time.

About Cyanotech — Cyanotech Corporation, a world leader in microalgae technology for more than 40 years, produces BioAstin® Hawaiian Astaxanthin® and Hawaiian Spirulina Pacifica®. These all-natural, dietary ingredients and supplements leverage our experience and reputation for quality, building nutritional brands which promote health and well-being. The Company’s mission is to fulfill the promise of whole health through Hawaiian microalgae. Cyanotech’s BioAstin® offers superior antioxidant activity which supports skin, eye and joint health, as well as recovery from exercise†. Cyanotech's Spirulina products offer nutrition that supports cardiovascular health and immunity†. All Cyanotech products are produced from microalgae grown at our 96-acre facility in Kona, Hawaii using patented and proprietary technology and are Generally Recognized as Safe (“GRAS”) for use in food products. Cyanotech sells its products direct to consumers at retail locations in the United States and online at www.nutrex-hawaii.com and also distributes to dietary supplement, nutraceutical and cosmeceutical manufacturers and marketers. The Company is regulated by the Food and Drug Administration. Visit www.cyanotech.com for more information.

†These statements have not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure or prevent any disease.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995 Besides statements of present fact and historical fact, this press release may contain forward-looking statements. Forward-looking statements relate to the future and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by forward-looking statements. We caution against relying on forward-looking statements. Important factors that could change actual, future results include: changes in sales levels to our largest customers, weather patterns in Hawaii, production problems, risks associated with new products, foreign exchange fluctuations, availability of financing, and our ability to continue as a going concern, as well as national and global political, economic, business, competitive, market and regulatory conditions. Other factors are more fully detailed in the Company’s annual Form 10-K filings with the Securities and Exchange Commission.

Financial Tables Follow: The following tables do not contain footnotes or other information contained in the Company’s Form 10-K for the fiscal year ended March 31, 2025, which can be found on the Cyanotech website (www.cyanotech.com) under Investors>Investor Filings upon filing. As such the following Financial Tables are provided only as a guide and other factors are more fully detailed in the Company’s annual Form 10-K filings with the Securities and Exchange Commission.

73-4460 Queen Kaahumanu Highway, #102 ~ Kailua-Kona, Hawaii 96740

(808) 326-1353 fax (808) 329-3597 ~ www.cyanotech.com

CYANOTECH CORPORATION

CONSOLIDATED BALANCE SHEETS

March 31,

	2025	2024
	(in thousands, except share data)
ASSETS
Current assets:
Cash	$257	$707
Accounts receivable, net of allowance for credit losses of $16 in 2025 and $11 in 2024	1,953	2,102
Inventories	7,788	7,313
Prepaid expenses and other current assets	547	469
Total current assets	10,545	10,591
Equipment and leasehold improvements, net	8,927	10,109
Operating lease right-of-use assets, net	3,902	4,284
Other assets	116	128
Total assets	$23,490	$25,112

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,217	$1,439
Accrued expenses	715	757
Customer deposits	110	198
Operating lease obligations, current portion	555	530
Short term debt – bank	760	1,240
Line of credit – related party	3,000	1,250
Current maturities of long-term debt	2,886	3,140
Total current liabilities	10,243	8,554

Long-term debt – related party	1,000	1,000
Long-term operating lease obligations	3,363	3,744
Total liabilities	14,606	13,298

Commitments and contingencies

Stockholders’ equity:
Preferred stock of $0.01 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock of $0.02 par value, 50,000,000 shares authorized; 7,199,908 shares at March 31, 2025 and 6,947,246 shares at March 31, 2024 issued and outstanding	144	139
Additional paid-in capital	34,844	34,576
Accumulated deficit	(26,104)	(22,901)
Total stockholders’ equity	8,884	11,814
Total liabilities and stockholders’ equity	$23,490	$25,112

73-4460 Queen Kaahumanu Highway, #102 ~ Kailua-Kona, Hawaii 96740

(808) 326-1353 fax (808) 329-3597 ~ www.cyanotech.com

CYANOTECH CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

Fiscal years ended March 31,

	2025	2024
	(in thousands)

Net sales	$24,215	$23,071
Cost of sales	17,339	17,126
Gross profit	6,876	5,945
Operating expenses:
General and administrative	4,397	4,464
Sales and marketing	4,538	5,384
Research and development	449	689
Total operating expense	9,384	10,537
Loss from operations	(2,508)	(4,592)
Other income (expense):
Interest expense, net	(687)	(668)
Loss before income tax expense	(3,195)	(5,260)
Income tax expense	(8)	(7)
Net loss	$(3,203)	$(5,267)
Net loss per share:
Basic and diluted	$(0.45)	$(0.81)
Shares used in calculation of net loss per share:
Basic and diluted	7,071	6,531

73-4460 Queen Kaahumanu Highway, #102 ~ Kailua-Kona, Hawaii 96740

(808) 326-1353 fax (808) 329-3597 ~ www.cyanotech.com